                    METLIFE INSURANCE COMPANY OF CONNECTICUT

                                  FIXED ANNUITY




The MetLife Insurance Company of Connecticut Fixed Annuity is a flexible premium group deferred annuity Contract ("the Contract" and/or "Certificates") which provides a guaranteed fixed rate of return for your investment. We offer the Contract to employers for use with retirement plans and programs that qualify for favorable federal tax treatment. Where permitted by state law, we reserve the right to restrict purchase payments into the Contract. If you surrender your Contract, your Cash Value may be subject to a market adjusted value calculation and surrender charges.

This prospectus explains:

     -    the Contract and Certificate;

     -    MetLife Insurance Company of Connecticut;

     -    the Interest Rates;

     -    Surrenders and Partial Surrenders;

     -    Surrender Charges;

     -    Market Adjusted Value;

     -    Death Benefit;

     -    Annuity Payments;

     -    other aspects of the Contract.

The group annuity contracts may be issued to employers on an unallocated or allocated basis. This Contract is issued by MetLife Insurance Company of Connecticut. The Company is located at One Cityplace, 185 Asylum Street, Hartford, Connecticut 06103-3415. The telephone number is 1-800-874-1225. MetLife Investors Distribution Company, 5 Park Plaza, Suite 1900, Irvine, CA 92614, is the principal underwriter and distributor of the Contracts.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MUTUAL FUNDS, ANNUITIES AND INSURANCE PRODUCTS ARE NOT DEPOSITS OF ANY BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                         PROSPECTUS DATED APRIL 28, 2008

                                TABLE OF CONTENTS






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                                        2

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                                  SPECIAL TERMS

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In this prospectus, the following terms have the indicated meanings:

ANNUITANT -- The person upon whose life the Contract is issued.

ANNUITY -- Payment of income for a stated period or amount.

APPROVED PRODUCTS -- Products approved by the MetLife Insurance Company of Connecticut.

BENEFICIARY -- Beneficiary of this Contract is the Plan Trustee, unless the Plan provides otherwise.

CASH SURRENDER VALUE -- The Cash Value less surrender charges, outstanding loans, surrenders not previously deducted and any applicable Premium Tax.

CASH VALUE -- The value of net Purchase Payments in Your Account or an Individual Account less the amount of any surrenders, plus interest, sometimes referred to as "Account Value."

CERTIFICATE DATE -- The date on which a certificate or contract is issued, as shown on the Certificate or Contract Specifications page.

CERTIFICATE OF PARTICIPATION -- A certificate stating the benefits to which each Participant is entitled under this Contract if issued.

CERTIFICATE YEAR -- A twelve-month period beginning on the Certificate or Contract Date and each anniversary thereof. This may or may not coincide with the Plan year.

CODE -- The Internal Revenue Code of 1986, as amended, and all related laws and regulations, which are in effect during the term of this Contract.

COMPANY (WE, US, OUR) -- MetLife Insurance Company of Connecticut.

DUE PROOF OF DEATH -- (i) A copy of a certified death certificate; (ii) a copy of a certified decree of a court of competent jurisdiction as to the finding of death, (iii) a written statement by a medical doctor who attended the deceased; or (iv) any other proof satisfactory to Us.

EXCESS PLAN CONTRIBUTIONS -- Plan contributions including excess deferrals, excess contributions, excess aggregate contributions, excess annual additions, and excess nondeductible contributions that require correction by the Plan Administrator, excluding reversions upon Plan Termination.

FIXED ACCOUNT -- Part of the general account of the Company, which may invest in stocks, bonds, money market investments, real estate mortgages, real estate and other investments.

FIXED ANNUITY -- An Annuity with payments that remain fixed as to dollar amount throughout the payment period.

HOME OFFICE -- The principal executive offices of MetLife Insurance Company of Connecticut located at One Cityplace, Hartford, Connecticut 06103-3415. Please send all correspondence to Annuity Operations and Services, Hartford, Connecticut 06199-0026.

INDIVIDUAL ACCOUNT -- Account Value/Cash Value credited to a Participant or Beneficiary under this Contract.

MATURITY DATE -- The date on which Annuity payments begin (also referred to as the Annuity Commencement Date).

PARTICIPANT -- An eligible person who is a member in Your Plan.

PLAN -- The Plan or the arrangement used in a retirement plan or program whereby the Purchase Payments and any gains are intended to qualify under Sections 401, 403(b) or 457 of the Code. We are not a party to the Plan. We do not assume the responsibilities of the Plan Administrator, nor are We bound by the terms of the Plan. All records pertaining to the Plan will be open for inspection by Us.

PLAN ADMINISTRATOR -- The corporation or other entity so specified on the application or purchase order. If none is specified, the Plan Trustee is the Plan Administrator.

PLAN TERMINATION -- Termination of Your Plan, including partial Plan Termination, as determined by Us.

PLAN TRUSTEE -- The trustee specified in the Contract Specifications.

PREMIUM TAX -- The amount of tax, if any, charged by the state or municipality. Generally, We will deduct any applicable Premium Tax from the Cash Value either upon Surrender, annuitization, death, or at the time a Purchase Payment is made, but no earlier than when We have the liability under state law.

PURCHASE PAYMENTS -- Payments of premium You make on behalf of the Participants under this Contract.

SEPARATION FROM SERVICE -- The termination or permanent severance of a Participant's employment with the employer for any reason that is a separation from service within the meaning of the Plan. However, termination of a Participant's employment with the employer as a result of the sale of all or part of the employer's business (including divisions or subsidiaries of the employer) will not be considered Separation from Service unless the Participant actually loses his/her job or is not immediately included in a pension or profit sharing plan of the successor employer.

SURRENDER -- Funds distributed from the Contract or certificate for retirement, Separation from Service, loans, hardship withdrawals, death, disability, return of Excess Plan Contributions, payment of certain Plan expenses as mutually agreed upon, Contract Discontinuance, or transfers to other Plan funding vehicles. Such surrender may or may not be subject to surrender charges and the market adjusted value calculations.

SURRENDER DATE -- The date We receive Your Written Request or a Participant's Written Request if so authorized, for a Surrender.

VALUATION DATE -- A date on which the Contract is valued.

WRITTEN REQUEST -- Written information including requests for Contract, Beneficiary, ownership transfers, surrenders or other changes sent to Us in a written form satisfactory to Us and received in good order at Our Office. Requests for changes are subject to any action taken prior to Our receipt of the written information.

YOU, YOUR -- "You", depending on the context, may be the Participant or the Contract Owner and a natural person, a trust established for the benefit of a natural person, a charitable remainder trust, or a plan (or the employer purchaser who has purchased the Contract on behalf of the plan).

YOUR ACCOUNT -- Cash Value attributed to Purchase Payments plus interest credited to you under this Contract.

                                     SUMMARY

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The MetLife Insurance Company of Connecticut Fixed Annuity is a flexible premium group deferred fixed annuity contract available to certain types of retirement plans and programs that receive favorable tax treatment under the Code such as qualified pension and profit sharing plans, tax deferred annuity plans (for public school teachers and employees and employees of certain other tax-exempt and qualifying employers) and deferred compensation plans of state and local governments.

This prospectus describes both the Contract and the Certificate. The Contract and Certificate have similar features and provisions. An employer as the Contract Owner purchases the Contract to fund its Qualified Plan. The employer can purchase the Contract on an allocated or unallocated basis. If the employer purchases the Contract on an allocated basis, the employee participating in the Qualified Plan ("Participant") will be issued a Certificate. Generally, allocated contracts are issued to tax deferred annuity plans. If the employer purchases the Contract on an unallocated basis, the employer will be responsible for any accounts for the Participant and no Certificates will be issued by us. Generally, unallocated contracts are issued to qualified pension and profit sharing plans and deferred compensation plans of state and local governments.

The Contract is offered by MetLife Insurance Company of Connecticut, a wholly owned subsidiary of MetLife, Inc. The Contract is available only in those states where it has been approved for sale.

We deposit your Purchase Payments in Our Fixed Account. For each Purchase Payment, We establish an interest rate "period" and guarantee a rate of interest for that Purchase Payment for twelve months. At the end of the twelve months, We will establish a renewal rate of interest. (See "Interest Periods").

You may surrender your Contract at any time before the Maturity Date, but the Cash Value may be subject to a surrender charge and/or Our market adjusted value calculations. You may also take partial surrenders from your Contract; partial surrenders may be subject to a surrender charge. However, if your Contract was issued as part of a tax deferred annuity plan, deferred compensation plan or combined qualified plan/tax deferred annuity plan, You or a Participant, if authorized, may take partial surrenders after the first Contract/Certificate Year annually of up to 10% of the Cash Value of Your Account/Individual Account as of the first Valuation Date of any given Contract/Certificate Year without the imposition of a surrender charge. We may waive surrender charges in certain instances. (See "Surrenders"). We also may deduct any applicable premium taxes from the amounts You surrender. A Participant may be subject to income tax and a 10% penalty tax if he or she is younger than 59 1/2 at the time of the full or partial surrender, and the full or partial surrender may also be subject to income tax withholding. (See "Federal Tax Considerations").

The market adjusted value calculations reflect the relationship between the interest rate on new deposits for this class of contracts on the date of surrender and the interest rate credited to amounts in Your Contract on the date of surrender. The Company has no specific formula for determining initial interest rates or renewal interest rates. However, such determination will generally reflect interest rates available on the types of debt instruments in which the Company intends to invest the amounts invested in the Contract. In addition, the Company's management may also consider various other factors in determining these rates for a given period, including regulatory and tax requirements; sales commission and administrative expenses borne by the Company; general economic trends; and competitive factors. (See "Investments by the Company".) It is possible that the amount You receive upon surrender may be less than Your Purchase Payments if interest rates increase. It is also possible that if interest rates decrease, the amount You receive upon surrender may be greater than Your net Purchase Payments plus accrued interest. On the Maturity Date You specified, the Company will make either a lump sum payment or start to pay a series of payments based on the Annuity Options you select. (See "Annuity Period").

If a Participant dies before the Maturity Date, the Contract provides for a death benefit which is the Cash Value of the Participant's Individual Account, less any applicable premium tax as of the date We receive Due Proof of Death. (See "Death Benefit".)

We will deduct any applicable premium taxes from Cash Value either upon death, surrender, annuitization, or at the time You make a Purchase Payment to the Contract. (See "Surrenders Premium Taxes".)

The terms and conditions of the Plan govern what is available to Participants. Participants should carefully consider the features of their employer's Plan, which may be different from the Contract and Certificate described in this prospectus. In addition, certain features described in this prospectus may vary from your Contract because of differences in applicable state law.

We offer a variety of fixed and variable annuity contracts. They offer features, including variable investment options, fees and/or charges that are different from those described in this prospectus. Upon request, Your agent can provide You with more information about those Contracts.

                              THE INSURANCE COMPANY

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MetLife Insurance Company of Connecticut is a stock insurance company chartered in 1863 in the state of Connecticut and has been continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The Company's home office is located at One Cityplace, Hartford, Connecticut 06103-3415.

                                  THE CONTRACT

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APPLICATION AND PURCHASE PAYMENTS

You may purchase a Contract through an authorized agent. The agent will send Your completed application or order to purchase, along with a minimum Purchase Payment of at least $1,000 for the Contract and $20 for each certificate to Us, and We will determine whether to accept or reject your application or order to purchase. If We accept your application or order to purchase, one of Our legally authorized officers will prepare and execute a Contract within two business days after We receive that application or order. We then will send the Contract to you through your sales representative.

We may:

     -    refuse to accept total Purchase Payments over $3 million;

     - contact You or Your agent if the application or order form is not properly completed; and/ or

     - return your entire application or order form and Purchase Payment within thirty days if not properly completed.

We sell the Contract for use with certain qualified retirement plans. Please be aware that the Contract includes features such as tax deferral on accumulated earnings. Qualified retirement plans provide their own tax deferral benefit. Please consult a tax adviser to determine whether this Contract is an appropriate investment for You. See Appendix A for information concerning qualified plans.

You may make additional Purchase Payments of at least $1,000 ($20 per Certificate) at any time before the Maturity Date. We will apply any subsequent net Purchase Payment You make within two Business Days after We receive it.

We accept Purchase Payments made by check or cashier's check. We do not accept cash, money orders or traveler's checks. We reserve the right to refuse purchase payments made via a personal check in excess of $100,000. Purchase payments over $100,000 may be accepted in other forms, including but not limited to, EFT/wire transfers, certified checks, corporate checks, and checks written on financial institutions. The form in which we receive a purchase payment may determine how soon subsequent disbursement requests may be fulfilled.

PURCHASE PAYMENTS -- SECTION 403(B) PLAN

Recently, the Internal Revenue Service announced new regulations affecting
Section 403(b) plans and arrangements. As part of these regulations, employers will need to meet certain requirements in order for their employees' annuity contracts that fund these programs to retain a tax deferred status under Section 403(b). These regulations are generally effective January 1, 2009. Prior to the new rules, transfers of one annuity contract to another would not result in a loss of tax deferred status under Section 403(b) under certain conditions (so-called "90-24 transfers"). The new regulations have the following effect regarding transfers: (1) a newly issued contract funded by a transfer which is completed after September 24, 2007, is subject to the employer requirements referred to above; (2) additional purchase payments made after September 24, 2007, to a contract that was funded by a 90-24 transfer on or before September 24, 2007, may subject the contract to this new employer requirement.

In consideration of these regulations, we have determined to only make available the Contract/Certificate for purchase (including transfers) where your employer currently permits salary reduction contributions to be made to the Contract/Certificate.

If your Contract/Certificate was issued previously as a result of a 90-24 transfer completed on or before September 24, 2007, and you have never made salary reduction contributions into your Contract/Certificate, we urge you to consult with your tax advisor prior to making additional purchase payments.

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                  THE ANNUITY CONTRACT AND YOUR RETIREMENT PLAN

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If you participate through a retirement plan or other group arrangement, the
Contract may provide that all or some of your rights or choices as described in this Prospectus are subject to the plan's terms. For example, limitations on your rights may apply to purchase payments, withdrawals, transfers, loans, the death benefit and pay-out options.

The Contract may provide that a plan administrative fee will be paid by making a withdrawal from the Contract/Certificate Cash Value. Also, the Contract may require that you or your beneficiary obtain a signed authorization from your employer or plan administrator to exercise certain rights. We may rely on your employer's or plan administrator's statements to us as to the terms of the plan or your entitlement to any amounts. We are not a party to your employer's retirement plan. We will not be responsible for determining what your plan says. You should consult the Contract and plan document to see how you may be affected. If you are a Texas Optional Retirement Program participant, please see Appendix B for specific information which applies to you.

                                INTEREST PERIODS

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We deposit each net Purchase Payment (i.e., a Purchase Payment less any applicable Premium Tax charge) in our Fixed Account where We credit the Payment with interest daily at an effective annual interest rate between 1.0% and 3.0% for allocated contracts and 1.0% for unallocated contracts, depending on applicable states' statutory minimum requirements. We may, however, in our sole discretion, credit interest above the statutory minimum requirements. The actual minimum interest rate for your Contract will be on the Contract Specifications page. This rate will not change for the life of the Contract and will apply to any Certificates issues under the Contract.

The amount of interest We credit to a particular net Purchase Payment varies with that Purchase Payment's interest rate "period". We establish an interest rate "period" for each net Purchase Payment, and guarantee that rate for twelve months. At the end of that twelve-month guarantee period, We will determine and credit a renewal interest rate. We guarantee that renewal rate until the end of the current calendar year. After that, We will declare the second and all future renewal rates each subsequent January 1 and guarantee such rates through December 31 of each year.

ESTABLISHMENT OF INTEREST RATES

When you purchase Your Contract, You will know the initial interest rate for your Purchase Payment. The Company has no specific formula for determining interest rates in the future. The interest rates will be declared from time to time as market conditions dictate. (See "Investments by the Company"). The Company may consider various factors in determining interest rates for a given period, including regulatory and tax requirements, sales commissions, administrative expenses, general economic trends, and competitive factors. THE COMPANY'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO ANY DECLARED INTEREST RATES AND ANY INTEREST IN EXCESS OF THE MINIMUM INTEREST RATE ALLOWED UNDER STATE LAW. THE COMPANY CANNOT PREDICT NOR GUARANTEE THE RATES OF ANY FUTURE DECLARED INTEREST IN EXCESS OF THE MINIMUM RATE.

The Company will make the final determination as to interest rates to be declared. We cannot predict nor can we guarantee future interest rates.

                                   SURRENDERS

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There are two sets of rules when considering surrenders or partial surrenders from Your Contract/Certificate. The first are rules and procedures that apply to surrenders and partial surrenders under the Contract/Certfificate; We discuss these provisions in this prospectus. The second are rules specific to Your Plan. Please consult Your Plan for information as to those provisions.

The Contract/Certificate allows You to make a full or partial surrender by Written Request before the Maturity Date, subject to the surrender charges and in some instances, adjusted market value calculations. In addition, Participants, if so authorized, may make partial surrenders. We may discontinue the Contract or terminate a Participant's Individual Account under certain circumstances.

We will determine Your Cash Surrender Value (or Cash Surrender Value in an Individual Account) as of the next Valuation Date following Our receipt of a Written Request by You or the Participant, if so authorized. We may defer payment of any surrender up to six months from the date We receive Your notice of surrender, or such lesser period if required by state law. State law requires that if We defer payment for more than 30 days, We will pay the state required annual interest rate on the amount that we defer.

For the purposes of processing partial surrenders, We will take the amount surrendered from the most recent "period" first, and then from each subsequent "period" in descending order on a last-in, first out basis. Upon request, We will inform You of the amount payable upon a full or partial surrender. Any full or partial surrender may be subject to ordinary income tax and, if a Participant is younger than age 59 1/2 at the time of the full or partial surrender, a 10% penalty tax may apply. A full or partial surrender may also be subject to income tax withholding. A Participant may not be able to take partial surrenders from his or her Individual Account before age 59 1/2. A Participant should discuss his or her options with a qualified tax advisor. (See "Federal Tax Considerations".)

We may withhold payment of Cash Surrender Value or Participant's loan proceeds if any portion of those proceeds would be derived from a Contract Owner's check that has not yet cleared (i.e., that could still be dishonored by your banking institution). We may use telephone, fax, internet or other means of communication to verify that payment from the Contract Owner's check has been or will be collected. We will not delay payment longer than necessary for us to verify that payment has been or will be collected. Contract Owners may avoid the possibility of delay in the disbursement of proceeds coming from a check that has not yet cleared by providing us with a certified check.

                                    TRANSFERS

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You may transfer amounts from the Fixed Account to products within Your Plan and to Approved Products not issued by Us. If you transfer Cash Value to Approved Products not issued by Us, Your transfers may not exceed 20% per Contract/Certificate Year of the Cash Value in the Fixed Account valued on each Contract/Certificate Year anniversary. We reserve the right to modify the amount available for transfer to Approved Products and to products not issued by Us.

RESTRICTIONS ON FINANCIAL TRANSACTIONS

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block a Contract Owner's ability to make certain transactions and thereby refuse to accept any request for transfers, withdrawals, surrenders, or death benefits, until the instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.

                             CHARGES AND DEDUCTIONS

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We will deduct the charges described below to cover our costs and expenses, the services provided, and our risks assumed under the Contracts. We incur certain costs and expenses for the distribution and administration of the Contract and for providing the benefits payable thereunder. Our administrative services and risks may include:

     - processing applications for and issuing the Contracts and certificates thereunder;

     -    maintaining Contract owner and Participant records;

     -    administering Annuity payments;

     -    furnishing accounting services;

     -    reconciling and depositing cash receipts;

     -    providing Contract confirmations and periodic statements;

     -    providing toll-free inquiry services; and

     - the risk that our costs in providing the services will exceed our revenues from Contract charges (which cannot be changed).

The amount of the charge may not necessarily correspond to the costs associated with providing the services or benefits stated in the Contract. We may realize a profit on one or more of the charges, and may use any such profit for any corporate purpose.

SURRENDER CHARGE

We do not assess front-end sales charges. We may, however, assess a surrender charge on full and partial surrenders made before the end of the eighth Contract/Certificate Year. The surrender charge for an allocated Contract is calculated based on the age of each Certificate. The surrender charge for an unallocated Contract is calculated based on the age of the Contract. The maximum surrender charge is computed as a percentage of the Cash Value being surrendered and is as follows:

                             CHARGE AS A PERCENTAGE
CONTRACT/CERTIFICATE YEAR         OF CASH VALUE
-------------------------    ----------------------
           1-2                         5%
           3-4                         4%
           5-6                         3%
            7                          2%
            8                          1%
            9+                         0%


We will not assess a surrender charge on:

     -    transfers to Approved Products within Your Plan

     - certain benefit distributions that become payable under the terms of a Plan and other distributions, including:

     - retirement, death, or disability of a Participant (as defined by Code section 72(m)(7));

     -    Separation from Service;

     -    hardship withdrawals as defined by the Code;

     -    minimum distributions as defined by the Code;

     -    return on Excess Plan Contributions;

     -    certain Plan expenses as mutually agreed upon between You and Us;

     - transfers to an employer stock fund as mutually agreed upon between You and Us; and

     -    annuitization under this Contract.

     - if the market adjusted value is greater than the Cash Value of the Contract as of the date of discontinuance, and You elect to receive the Cash Value of the Contract in equal installments over a 5-year period.

Unless payment of surrender charges are provided in a different manner, We will reduce your requested distribution by any applicable surrender charges.

In addition, for Contracts issued to tax deferred annuity plans, deferred compensation plans or combined qualified plans/tax deferred annuity plans, We may allow You or a Participant, if authorized, after the first Contract/Certificate Year to take partial surrenders annually of up to 10% of the Cash Value in Your Account/Individual Account as of the first Valuation Date of any given Contract/Certificate Year without the imposition of a surrender charge.

CONTRACT DISCONTINUATION AND MARKET ADJUSTED VALUE

Under certain circumstances, We may discontinue the Contract.

You may discontinue this Contract by Written Request at any time for any reason.

If the Contract is discontinued, any Certificates issued under the Contract will be discontinued.

We reserve the right to discontinue this Contract if:

     - the Cash Value of Your Contract is less than the termination amount shown on your Contract Specifications page. We state a termination amount on your Contract Specifications page. In general, this amount is $2,000 of the Cash Value of a Participant's Individual Account (the amount is $2,000 per Account for an allocated Contract and $20,000 per unallocated Contract). If the Cash Value in a Participant's Individual Account is less than that stated termination amount, We reserve the right to terminate that Account and move the Cash Value of that Participant's Individual Account to Your Account. We will move to Your Account at Your direction any Cash Value to which a Participant is not entitled under the Plan upon termination;

     - We determine within Our sole discretion and judgment that the Plan or administration of the Plan is not in conformity with applicable law; or

     -    We receive notice that is satisfactory to Us of Plan Termination.

If you discontinue this Contract because of Plan Termination and the Plan certifies to Us that the Plan Termination is the result of the dissolution or liquidation of the employer under US Code Title 11 procedures, We will distribute the Cash Surrender Value directly to the employees entitled to share in such distributions in accordance with the Plan relating to Plan Termination. Distribution may be in the form of cash payments, Annuity options, or deferred annuities.

The following events will not trigger a market adjusted value:

     - retirement, death, or disability of a Participant (as defined by Code section 72(m)(7));

     -    Separation from Service;

     -    hardship withdrawals as defined by the Code;

     -    minimum distributions as defined by the Code;

     -    return on Excess Plan Contributions;

     -    certain Plan expenses as mutually agreed upon between You and Us;

     - transfers to an employer stock fund as mutually agreed upon between You and Us; and

     -    annuitization under this Contract;

     -    partial surrenders; and

     -    distribution of a loan under the plan.

However, if you discontinue this Contract for any other reason than the events described immediately above or because of Our exercise of Our right to discontinue the Contract, We will determine the market adjusted value of the Contract. The market adjusted value is the current value as of the date of discontinuance and reflects the relationship between the rate of interest credited to funds on deposit under the Contract at the time of discontinuance to the rate of interest credited on new deposits for this class of contracts at the time of discontinuance. The market adjusted value may be greater than or less than the Cash Value of the Contract.

If the market adjusted value is less than the Cash Value of your Contract as of the date of discontinuance, We will pay You Your choice of:

     (a) the market adjusted value, less any amounts deducted on surrender, in one lump sum within 60 days of the date of discontinuance; or

     (b) the Cash Surrender Value of the Contract in equal installments over a 5-year period. We determine the amount deducted on surrender, if any, as of the date of discontinuance and will apply that amount to all installment payments. We will credit interest to the remaining Cash Value during this installment period at a fixed effective annual interest rate of not less than the interest rate required under state insurance law. We will make the first payment no later than 60 days following Our mailing the written notice to You at the most current address available on Our records. We will mail the remaining payments on each anniversary of the discontinuance date for 4 years. Allowable distributions shown of Your Contract Specifications page are not allowed during the 5-year installment period.

If the market adjusted value is greater than the Cash Value of the Contract as of the date of discontinuance, We will pay You Your Choice of:

     (a) the Cash Surrender Value of the Contract within 60 days of the date of discontinuance; or

     (b) the Cash Value of the Contract in equal installments over a 5-year period. We will credit interest on the remaining Cash Value of the Contract during the installment period at a fixed annual rate of interest of not less than the interest rate required under state insurance law. We will make the first payment no later than 60 days following Our mailing of the written notice to You at the most current address available on Our records. We will mail the remaining payments on each anniversary of the discontinuance date for 4 years. We do not allow the allowable distributions shown on Your Contract Specifications page during the 5-year installment period.

MARKET ADJUSTED VALUE FORMULA

Payment on a full surrender at contract discontinuance may be adjusted up or down by the application of the market adjusted value calculation. The market adjusted value formula is:


         MARKET ADJUSTED VALUE = CASH VALUE X (1+RO)(5) /(1+R1+.0025)(5)


Where:

RO is the average interest rate credited to amounts in the Contract on the date of discontinuance, and

R1 is the interest rate on new deposits for this class of contracts on the date of discontinuance.

The Market Adjusted Value will increase the account value when the credited rates on new deposits are more than 0.25% (0.0025) higher than the average interest rate credited to the Contract. The Market Adjusted Value will decrease the account value when the credited rates on new deposits are lower than the average interest rate credited to the Contract, or less than 0.25% (0.0025) higher.

EXAMPLE OF NEGATIVE MARKET ADJUSTED VALUE:

A negative Market Adjusted Value results when credited interest rates are higher on new deposits than the average interest rate credited to the Contract.

Assume new deposits are crediting 4.50%, and the average interest rate credited to the Contract is 4.00%. The cash value at the time of discontinuance is $100,000.

The Market Adjusted Value would be

            $96,470.95 = $100,000 * (1+0.04)(5) /(1+0.045+0.0025)(5)


EXAMPLE OF POSITIVE MARKET ADJUSTED VALUE:

A positive Market Adjusted Value generally results when credited interest rates are lower on new deposits than the average interest rate credited to the Contract.

Assume new deposits are credited 4.50%, and the average interest rate credited to the Contract is 5.00%. The cash value at the time of discontinuance is $100,000.

The Market Adjusted Value would be

            $101,199.03 = $100,000 * (1+0.05)(5) /(1+0.045+0.0025)(5)


PREMIUM TAXES

Certain state and local governments impose premium taxes. These taxes currently range from 0% to 3.5%, depending upon the jurisdiction. The Company is responsible for paying these taxes and will determine the method used to recover premium tax expenses incurred. The Company will deduct any applicable premium taxes from the Cash Value either upon death, surrender, annuitization, or at the time the Purchase Payment is made to the Contract, but no earlier than when the Company has a tax liability under state law.

REDUCTIONS OF CHARGES

We may reduce or eliminate certain charges or alter the manner in which the particular charge is deducted. Generally, these types of changes will be based on anticipated lower sales expenses or fewer sales services due to:

     -    the size of the group participating in the Contract;

     -    an existing relationship to the contract owner;

     -    use of mass enrollment procedures; or

     - performance of sales functions by a third party which We would otherwise perform.

Please see your Contract for any reduction of charges provisions applicable to You.

                                  DEATH BENEFIT

--------------------------------------------------------------------------------

If applicable under Your Plan, We may pay a death benefit in a single sum to the Beneficiary if a Participant dies before the Maturity Date. We also may pay a death benefit under certain circumstances if the Annuitant dies on or after the Maturity Date.

The death benefit before the Maturity Date equals the Cash Value of a Participant's Individual Account less any applicable premium tax as of the date We receive Due Proof of Death. If the Annuitant dies on or after the Maturity Date, the death benefit will consist of any benefit remaining under the Annuity option then in effect.

We will pay interest on death proceeds of a Participant's Individual Account in accordance with regulation in effect by the state whose laws apply to the Contract.

DISTRIBUTION RULES

The distributions required by federal tax law differ for qualified plans depending on the type of Plan. Upon receipt of Due Proof of Death, the Beneficiary will instruct us how to treat the proceeds, subject to the distribution rules discussed below.

In general, the Beneficiary will receive any remaining contractual benefits upon the death of the Participant. The Beneficiary may receive the remaining benefits in a single sum or elect one of the settlement options. If the Participant dies after any mandatory distribution has begun but before his or her entire interest has been distributed, the remaining interest must be paid out at least as rapidly as it was being paid out under the method of payment in effect at the time of death. If the Participant dies before the distribution of his or her entire interest has begun, the entire interest must be distributed within five years after the Participant's death or an Annuity payable over no longer than life or life expectancy must be distributed to an elected Beneficiary starting within one year of the Participant's death. A spousal designated Beneficiary may elect to defer distributions until the Participant would have attained the age of 70 1/2.

Please see Your Contract and Your tax advisor for more information.

                                 ANNUITY PERIOD

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ELECTION OF MATURITY DATE AND SETTLEMENT OPTIONS

You can select a Maturity Date when you apply for the Contract and/or when We issue a certificate.

You may elect to have all or a portion of the Cash Surrender Value of an Individual Account paid in a lump sum, or You may elect to have Your Cash Surrender Value or a portion thereof, distributed under any of the Annuity options described below. In addition, any amount payable from the Contract may be applied to an Annuity option. A Participant, if authorized, may apply any proceeds payable from his or her Individual Account to an Annuity Option.

To elect an Annuity option, You must send a Written Request to Our Office at least 30 days before such election is to become effective. If no option is elected for qualified Contracts, We will apply the Cash Surrender Value to Option 4 to provide a Joint and Last Survivor Life Annuity.

You must provide Us with the following information when you elect an Annuity option:

     - the Participant's name, address, date of birth, and social security number;

     -    the amount to be distributed in the form of an Annuity option;

     -    the Annuity option which is to be purchased;

     -    the date the Annuity option payments are to begin;

     - if the form of the Annuity provides a death benefit in the event of the Participant's death, the name, relationship, and address of the Beneficiary as designated by You; and

     -    any other data We may require.

MISSTATEMENT

We may require proof of age of the Owner, Beneficiary or Annuitant before making any payments under this Contract that are measured by the Owner's, Beneficiary's or Annuitant's life. If the age of the measuring life has been misstated, the amount payable will be the amount that would have been provided at the correct age.

Once Annuity payments have begun, the amount of any overpayments or underpayments will be deducted from or added to the payment or payments made after the adjustment. In certain states, we are required to pay interest on any underpayments.

CHANGE OF MATURITY DATE OR ANNUITY OPTION

You may change the Maturity Date at any time as long as such change is made in writing and is received by Us at least 30 days before the scheduled Maturity Date is scheduled to become effective. Once an Annuity option has begun, it may not be changed.

ANNUITY OPTIONS

You or a Participant, if authorized, may elect any one of the following Annuity options. Annuity payments may be available on a monthly, quarterly, semiannual, or annual basis. The minimum amount that may be applied to Annuity options is $2,000 unless We consent to a smaller amount. If any periodic payments due are less than $100, We reserve the right to make payments at less frequent intervals.

We use the Life Annuity Tables to determine the first monthly payment. They show the dollar amount of the first monthly Annuity payment which can be purchased with each $1,000 applied. The amount applied to an Annuity will be the Cash Surrender Value attributable to a Participant's Individual Account as of 14 days before the Maturity Date. We reserve the right to require satisfactory proof of age of any person on whose life We base Annuity payments before making the first payment under any of these options.

Any Cash Surrender Value We apply to an Annuity option will provide payments at least equal to those provided if the same amount was applied to purchase a single premium immediate Annuity We offer at that time for the same class of contracts. If it would produce a larger payment, We agree that We will determine the Annuity payment using the Life Annuity Tables in effect on the Maturity Date.

As provided in your Contract, We may adjust the age used to determine Annuity payments, and We may deduct premium taxes from Annuity payments.

Option 1 -- Life Annuity -- NO REFUND: The Company will make Annuity payments during the lifetime of the Annuitant ending with the last payment before death. This option offers the maximum periodic payment, since there is no assurance of a minimum number of payments or provision for a death benefit for Beneficiaries.

Option 2 -- Life Annuity With 120, 180, or 240 Monthly Payments Assured: The Company will make monthly Annuity payments during the lifetime of the Annuitant, with the agreement that if, at the death of that person, payments have been made for less than 120, 180, or 240 months as elected, We will continue making payments to the Beneficiary during the remainder of the period.

Option 3 -- Joint And Last Survivor Life Annuity: The Company will make annuity payments during the joint lifetime of the Annuitant and a second person. On the death of either person, We will continue making payments to the survivor. No further payments will be made following the death of the survivor.

Option 4 -- Joint and Last Survivor Life Annuity -- Annuity Reduced on Death of Primary Payee: The Company will make monthly Annuity payments during the joint lifetime of two persons on whose lives We base the payments. We will designate one of the two persons as the primary payee. We will designate the other person as the secondary payee. On the death of the secondary payee, if survived by the primary payee, We will continue to make monthly Annuity payments to the primary payee in the same amount that would have been payable during the joint lifetime of the two persons.

On the death of the primary payee, if survived by the secondary payee, We will continue to make monthly Annuity payments to the secondary payee in an amount equal to 50% of the payments, which would have been made during the lifetime of the primary payee.

No further payments will be made following the death of the survivor.

Option 5 -- Payments For A Fixed Period: The Company will make monthly payments for the period selected. If at the death of the Annuitant payments have been made for less than the period selected, the Company will continue to make payments to the Beneficiary during the remainder of that period. Please note that Option 5 may not satisfy minimum required distribution rules for Qualified Contracts. Consult a tax advisor before electing this option.

Option 6 -- Other Annuity Options: The Company will make other arrangements for Annuity payments as may be mutually agreed upon by You and Us.

ANNUITY PAYMENT

The first payment under any Annuity Option will be made on the Maturity Date. Subsequent payments will be made in accordance with the manner of payment selected and are based on the first payment date.

The option elected must result in a payment at least equal to the minimum payment amount according to Company rules then in effect. If at any time payments are less than the minimum payment amount, the Company has the right to change the frequency to an interval resulting in a payment at least equal to the minimum. If any amount due is less than the minimum per year, the Company may make other arrangements that are equitable to the Annuitant.

Once annuity payments have begun, no surrender of the annuity benefit can be made for the purpose of receiving a lump-sum settlement.

DEATH OF ANNUITANT AFTER THE MATURITY DATE

If the Annuitant dies after the Maturity Date, any amount payable as a death benefit will be distributed at least as rapidly as under the method of distribution in effect.

                           INVESTMENTS BY THE COMPANY

--------------------------------------------------------------------------------

We must invest our assets according to applicable state laws regarding the nature, quality and diversification of investments that may be made by life insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

In establishing interest rates, the Company will consider the yields on fixed income securities that are part of the Company's current investment strategy for the Contracts at the time that the interest rates are established. (See "Establishment of Interest Rates".) The current investment strategy for the Contracts is to invest in fixed income securities, including public bonds, privately placed bonds, and mortgages, some of which may be zero coupon securities. While this generally describes our investment strategy, We are not obligated to follow any particular strategy except as may be required by federal and state laws.

                                ANNUAL STATEMENT

--------------------------------------------------------------------------------

At the end of each calendar year, You will receive a statement that will show:

     -    Your Cash Value as of the end of the preceding year;

     -    all transactions regarding Your Contract during the year;

     -    Your Cash Value at the end of the current year; and

     -    the interest credited to Your Contract.

                           AMENDMENT OF THE CONTRACTS

--------------------------------------------------------------------------------

We reserve the right to amend the Contracts to comply with applicable federal or state laws or regulations. We will notify You in writing of any such amendments.

                          DISTRIBUTION OF THE CONTRACTS

--------------------------------------------------------------------------------

DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT. The Company has appointed MetLife Investors Distribution Company ("MLIDC") to serve as the principal underwriter and distributor of the securities offered through this prospectus, pursuant to the terms of a Distribution and Principal Underwriting Agreement. MLIDC, which is an affiliate of the Company, also acts as the principal underwriter and distributor of other annuity contracts and variable annuity contracts and variable life insurance policies issued by the Company and its affiliated companies. The Company reimburses MLIDC for expenses MLIDC incurs in distributing the Contracts (e.g. commissions payable to retail broker-dealers who sell the Contracts). MLIDC does not retain any fees under the Contracts. MLIDC's principal executive offices are located at 5 Park Plaza, Suite 1900, Irvine, CA 92614.

MLIDC is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as well as the securities commissions in the states in which it operates, and is a member of the Financial Industry Regulatory Authority ("FINRA"). An investor brochure that includes information describing FINRA's Public Disclosure Program is available by calling FINRA's Public Disclosure Program hotline at 1-800-289-999 or by visiting FINRA's website at www.finra.org.

MLIDC and the Company enter into selling agreements with affiliated and unaffiliated broker-dealers who are registered with the SEC and are members of FINRA, and with entities that may offer the Contracts but are exempt from registration. Applications for the Contract are solicited by registered representatives who are associated persons of such affiliated or unaffiliated broker-dealer firms. Such representatives act as appointed agents of the Company under applicable state insurance law and must be licensed to sell variable insurance products. The Company intends to offer the Contract in all jurisdictions where it is licensed to do business and where the Contract is approved. The Contracts are offered on a continuous basis.

COMPENSATION. Broker-dealers who have selling agreements with MLIDC and the Company are paid compensation for the promotion and sale of the Contracts. Registered representatives who solicit sales of the Contract typically receive a portion of the compensation payable to the broker-dealer firm. The amount the registered representative receives depends on the agreement between the firm and the registered representative. This agreement may also provide for the payment of other types of cash and non-cash compensation and other benefits. A broker-dealer firm or registered representative of a firm may receive different compensation for selling one product over another and/or may be inclined to favor one product provider over another product provider due to differing compensation rates.

We generally pay compensation as a percentage of purchase payments invested in the Contract. Alternatively, we may pay lower compensation on purchase payments but pay periodic asset-based compensation based on all or a portion of the Contract/Certificate Value. The amount and timing of compensation may vary depending on the selling agreement but is not expected to exceed 6% of Purchase Payments (if up-front compensation is paid to registered representatives) .

The Company and MLIDC have also entered into preferred distribution arrangements with certain broker-dealer firms. These arrangements are sometimes called "shelf space" arrangements. Under these arrangements, the Company and MLIDC pay separate, additional compensation to the broker-dealer firm for services the broker-dealer provides in connection with the distribution of the Company's products. These services may include providing the Company with access to the distribution network of the broker-dealer, the hiring and training of the broker-dealer's sales personnel, the sponsoring of conferences and seminars by the broker-dealer, or general marketing services performed by the broker-dealer. The broker-dealer may also provide other services or incur other costs in connection with distributing the Company's products.

These preferred distribution arrangements will not be offered to all broker-dealer firms and the terms of such arrangements may differ between broker-dealer firms. Compensation payable under such arrangements may be based on aggregate, net or anticipated sales of the Contracts, total assets attributable to sales of the Contract by registered representatives of the broker-dealer firm or based on the length of time that a Contract Owner has owned the Contract. Any such compensation payable to a broker-dealer firm will be made by MLIDC or the Company out of their own assets and will not result in any additional direct charge to you. Such compensation may cause the broker-dealer firm and its registered representatives to favor the Company's products. The Company and MLIDC have entered into preferred distribution arrangements with their affiliate Tower Square Securities, Inc. and as well as with unaffiliated broker-dealer firms. The Company may enter into similar arrangements with its other affiliates MetLife Securities, Inc., Walnut Street Securities, Inc. and New England Securities Corporation. A list of unaffiliated broker-dealer firms which have entered into such arrangements is on our website.

SALE OF THE CONTRACTS BY AFFILIATES OF THE COMPANY. The Company and MLIDC may offer the Contracts through retail broker-dealer firms that are affiliates of the Company, including Tower Square Securities, Inc., MetLife Securities, Inc., Walnut Street Securities, Inc. and New England Securities Corporation. The compensation paid to affiliated broker-dealer firms for sales of the Contracts is generally not expected to exceed, on a present value basis, the percentages described above. These broker-dealer firms pay their registered representatives all or a portion of the commissions received for their sales of Contracts; some firms may retain a portion of commissions. The amount the broker-dealer firms pass on to their registered representatives is determined in accordance with their internal compensation programs. These programs may also include other types of cash compensation, such as bonuses, equity awards (such as stock options), training allowances, supplementary salary, financing arrangements, marketing support, medical and other insurance benefits, retirement benefits, non-qualified deferred compensation plans, and other benefits. For registered representatives of certain affiliates, the amount of this additional cash compensation is based primarily on the amount of proprietary products sold and serviced by the representative. Proprietary products are those issued by the Company or its affiliates. The managers who supervise these registered representatives may also be entitled to additional cash compensation based on the sale of proprietary products by their representatives. Because the additional cash compensation paid to these registered representatives and their managers is primarily based on sales of proprietary products, these registered representatives and their managers have an incentive to favor the sale of proprietary products over other products issued by non-affiliates.

The Contracts are also sold through Metropolitan Life Insurance Company ("MetLife") licensed sales representatives who are associated with MetLife Securities, Inc. MetLife registered representatives receive cash payments for the products they sell and service based upon a 'gross dealer concession' model. The cash payment is equal to a percentage of the gross dealer concession. For MetLife registered representatives other than those in our MetLife Resources
(MLR) Division, the percentage is determined by a formula that takes into consideration the amount of premiums and purchase payments applied to proprietary products that the registered representative sells and services. The percentage could be as high as 100%. (MLR registered representatives receive compensation based upon premiums and purchase payments applied to all products sold and serviced by the representative.) In addition, all MetLife registered representatives are entitled to the additional compensation described above based on sales of proprietary products. Because sales of proprietary products are a factor determining the percentage of gross dealer concession and/or the amount of additional compensation to which MetLife registered representatives are entitled, they have an incentive to favor the sale of proprietary products. In addition, because their sales managers' compensation is based on the sales made by the representatives they supervise, these sales managers also have an incentive to favor the sale of proprietary products.

The Company's affiliates also offer their registered representatives and their managers non-cash compensation incentives, such as conferences, trips, prizes and awards. Other non-cash compensation payments may be made for other services that are not directly related to the sale of products. These payments may include support services in the form of recruitment and training of personnel, production of promotional materials and similar services.

From time to time, MetLife Associates LLC or Metropolitan Life Insurance Company pays organizations, associations and nonprofit organizations compensation to endorse or sponsor the Company's variable annuity contracts or for access to the organization's members. We or our affiliates may also pay duly licensed individuals associated with these organizations cash compensation for the sales of the Contracts. This compensation may include: the payment of fees, funding their programs, scholarships, events or awards, such as a principal of the year award; leasing their office space or paying fees for display space at their events; purchasing advertisements in their publications; or reimbursing or defraying their expenses. We also retain finders and consultants to introduce MetLife Associates LLC or Metropolitan Life Insurance Company to potential clients and for establishing and maintaining relationships between MetLife Associates LLC or Metropolitan Life Insurance Company and various organizations. We or our affiliates may also pay duly licensed individuals associated with these organizations cash compensation for the sales of the Contracts.

                           FEDERAL TAX CONSIDERATIONS

--------------------------------------------------------------------------------

GENERAL

THIS SECTION PROVIDES GENERAL INFORMATION REGARDING THE FEDERAL TAXATION OF ANNUITY CONTRACTS IN VARIOUS TAX "MARKETS", INCLUDING GENERAL INFORMATION REGARDING OPTIONAL ANNUITY CONTRACT BENEFITS SUCH AS LIVING BENEFITS RIDERS. THIS SECTION INCLUDES A DISCUSSION OF TAX MARKETS AND OPTIONAL BENEFITS THAT MAY NOT BE OFFERED BY THIS PROSPECTUS. CONSULT YOUR CONTRACT OR CERTIFICATE FOR MORE INFORMATION.

The Company is taxed as a life insurance company under Subchapter L of the Code. Generally, amounts credited to a contract are not taxable until received by the Contract Owner, participant or Beneficiary, either in the form of annuity payments or other distributions. Tax consequences and limits are described further below for each annuity program. The following general discussion of the federal income tax consequences related to your investment in this Contract is not intended to cover all situations, and is not meant to provide legal or tax advice. Because of the complexity of the law and the fact that the tax results will vary depending upon many factors, you should consult with your tax and/or legal advisor regarding the tax implications of purchasing this Contract based upon your individual situation.

You are responsible for determining whether your purchase of a Contract, withdrawals, Annuity Payments and any other transactions under your Contract satisfy applicable tax law.

Congress has recognized the value of saving for retirement by providing certain tax benefits for annuities. The Internal Revenue Code ("Code") governs how earnings on your investment in the Contract are ultimately taxed, depending upon the type of Contract, Qualified or Non-qualified, and the manner in which the money is distributed, as briefly described below. In analyzing the benefits of tax deferral it is important to note that the Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the marginal tax rates on long-term capital gains and dividends to 5% and 15% respectively. The reduced rates apply during 2003 through 2008, and thereafter will increase to prior levels. Earnings under annuity Contracts, like interest payable as fixed investments (notes, bonds, etc.), continue to be taxed as ordinary income (current top rate of 35%).

Under current Federal income tax law, the taxable portion of distribution under variable annuity contracts and qualified plans (including IRAs) is not eligible for the reduced tax rate applicable to long-term capital gains and dividends.

We are not responsible for determining if your employer's plan or arrangement satisfies the requirements of the Code and/or the Employee Retirement Income Security Act of 1974 (ERISA). If the Annuity is subject to the Retirement Equity Act because it is part of a plan subject to ERISA, the participant's spouse has certain rights which may be waived with the written consent of the spouse. Consult your tax advisor.

The rules for state and local income taxes may differ from the Federal income tax rules. Contract Owners and certificate owners should consult their own tax advisors and the law of the applicable taxing jurisdiction to determine what rules and tax benefits apply to the contract.

Tax-Free Exchanges. Code Section 1035 provides that, if certain conditions are met, no gain or loss is recognized when an annuity contract is received in exchange for a life, endowment, or annuity contract. Since different annuity contracts have different expenses, fees and benefits, a tax-free exchange could result in your investment becoming subject to higher or lower fees and/or expenses.

Federal Estate Taxes. While no attempt is being made to discuss the Federal estate tax implications of the Contract, you should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent's gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning advisor for more information.

Generation-Skipping transfer tax. Under certain circumstances, the Code may impose a "generation skipping transfer tax" when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the Contract owner. Regulations issued under the Code may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS. Consult a tax advisor or attorney prior to naming a beneficiary or other payee under the Income Annuity to determine whether this tax may apply.

PENALTY TAX FOR PREMATURE DISTRIBUTIONS

Taxable distributions taken before the Contract Owner has reached the age of 59 1/2 will be subject to a 10% additional tax penalty unless the distribution is taken in a series of periodic distributions for life or life expectancy, or unless the distribution follows the death or disability of the Contract Owner. Other exceptions may be available in certain qualified plans. The 10% additional tax due is in addition to any penalties that may apply under your Contract and the normal income taxes due on the distribution.

In general this penalty tax does not apply to Section 457(b) annuities. However, it does apply to distributions from Contracts under Section 457(b) plans of employers which are state or local governments to the extent that the distribution is attributable to rollovers accepted from other types of eligible retirement plans.

NON-QUALIFIED ANNUITIES

If you purchase the Contract on an individual basis with after-tax dollars and not under a tax qualified retirement plan or Individual Retirement Account, your Contract is referred to as non-qualified.

As the owner of a non-qualified annuity, you do not receive any tax benefit (deduction or deferral of income) on Purchase Payments, but you will not be taxed on increases in the value of your Contract until a distribution occurs -- either as a withdrawal (distribution made prior to the Maturity Date), or as periodic Annuity Payments. When a withdrawal is made, you are taxed on the amount of the withdrawal that is considered earnings under federal tax laws. Similarly, when you receive an Annuity Payment, part of each periodic payment is considered a return of your Purchase Payments and will not be taxed. The remaining portion of the Annuity Payment (i.e., any earnings) will be considered ordinary income for federal income tax purposes.

If a non-qualified annuity is owned by other than an individual (e.g. by a corporation), however, increases in the value of the Contract attributable to Purchase Payments made after February 28, 1986 are includable in income annually and taxed at ordinary income tax rates. Furthermore, for contracts issued after April 22, 1987, if you transfer the Contract to another person or entity without adequate consideration, all deferred increases in value will be includable in your income for federal income tax purposes at the time of the transfer.

The tax law treats all non-qualified deferred annuities issued after October 21, 1988 by the same company (or its affiliates) to the same owner during any one calendar year as one annuity. This may cause a greater portion of your withdrawals from the Deferred Annuity to be treated as income than would otherwise be the case. Although the law is not clear, the aggregation rule may also adversely affect the tax treatment of payments received under an income annuity where the owner has purchased more than one non-qualified annuity during the same calendar year from the same or an affiliated company after October 21, 1988, and is not receiving income payments from all annuities at the same time.

Under Section 1035 of the Code, your Non-Qualified Contract may be exchanged for another Non-Qualified annuity without paying income taxes if certain Code requirements are met and annuity payments have not yet commenced. Code Section 1035 provides that no gain or loss is recognized when an annuity contract or a portion of an existing annuity account balance is received in exchange for a life, endowment, or annuity Contract. Since different annuity contracts have different expenses, fees and benefits, a tax-free exchange (or a portion thereof) could result in your investment becoming subject to higher or lower fees and/or expenses.

For partial exchanges under Section 1035, it is conceivable that the IRS could require aggregation of the several contracts if distributions have been taken from any of the contracts after the exchange within a certain period of time (e.g. 24 months) resulting in greater taxable income and adverse tax consequences such as imposition of the 10% penalty if the taxpayer has not attained age 59 1/2 at the time of the distribution(s).

Additionally, consolidation of contracts under a Section 1035 exchange will cause an aggregation of contract values and may adversely impact gain reported and possible imposition of the 10% penalty if the taxpayer is under age 59 1/2 at the time of distribution from a consolidated contract.

Where otherwise permitted under the Contract, pledges, direct or indirect borrowing against the value of the Contract and other types of transfers of all or a portion of your Contract Value may result in the immediate taxation of the gain in your Contract. This rule may not apply to certain transfers between spouses or between ex-spouses which are considered incident to divorce as defined by the Code.

Consult your tax advisor prior to changing the annuitant or prior to changing the date you have determined to commence income payments, if permitted under the terms of your Contract. It is conceivable that the IRS could consider such actions to be a taxable exchange of annuity contracts.

OWNERSHIP OF THE INVESTMENTS

In certain circumstances, owners of annuity contracts have been considered to be the owners of the underlying investments for Federal income tax purposes due to their ability to exercise investment control over those assets. When this is the case, the Contract Owners have been currently taxed on income and gains attributable to the underlying investments. While we believe that the Contract does not give the Contract Owner investment control over the underlying investments, we reserve the right to modify the Contract as necessary to prevent a Contract Owner from being treated as the owner of the underlying investments supporting the Contract.

PARTIAL AND FULL WITHDRAWALS

Any withdrawal is generally treated as coming first from earnings (determined based on the difference between the account balance prior to any surrender charges and the remaining basis, immediately prior to the withdrawal) and only after all earnings are paid out from your contributions (and thus a nontaxable return of principal). However, this rule does not apply to payments made under income annuities. Such payments are subject to an "exclusion ratio" or "excludable amount" which determines how much of each payment is a non-taxable return of your contributions/purchase payments and how much is a taxable payment of earnings. Once the total amount treated as a return of your contributions/purchase payments equals the amount of such contributions/purchase payments, all remaining payments are fully taxable.

Generally, when you (or your beneficiary in the case of a death benefit) make a partial withdrawal from your Non-Qualified Annuity, the Code treats such a withdrawal as:

     -    First coming from earnings (and thus subject to income tax); and

     - Then from your purchase payments (which are not subject to income tax).

This rule does not apply to payments made pursuant to an annuity pay-out option under your Contract.

In the case of a full withdrawal, the withdrawn amounts are treated as first coming from your non-taxable return of purchase payments and then from a taxable payment of earnings. In the event the proceeds on full surrender of your Contract are less than the remaining purchase payments you may be able to claim a loss: consult a tax advisor as to whether a loss is allowable, the character of such loss and where to claim it in your Federal Income Tax return.

ANNUITY PAYMENTS

Generally, different tax rules apply to payments made pursuant to a pay-out option under your Contract than to withdrawals and payments received before the annuity starting date.

Income payments are subject to an "excludable amount" or "exclusion ratio" which determines how much of each payment is treated as:

     -    A non-taxable return of your purchase payment; and

     -    A taxable payment of earnings.

Partial Annuitizations: At the present time the IRS has not approved the use of an exclusion ratio or exclusion amount when only part of your account balance is converted to income payments. Currently, we will treat the application of less than your entire Contract Value under a non-qualified Contract to a payment option (i.e. taking Annuity Payments) as a taxable withdrawal for federal income tax purposes (which may also be subject to the 10% penalty tax if you are under age 59 1/2). We will then treat the amount of the withdrawal (after any deductions for taxes) as the purchase price of an income annuity and tax report the income payments received for that annuity under the rules for variable income annuities. Consult your tax attorney prior to partially annuitizing your Contract.

Income payments and amounts received on the exercise of a full withdrawal or partial withdrawal option under your non-qualified Contract may not be transferred in a tax-free exchange into another annuity contract. In accordance with our procedures, such amounts will instead be taxable under the rules for income payments or withdrawals, whichever is applicable.

Additionally, if you are under age 59 1/2 at the time income payments commence and intend the income payments to constitute an exception to the 10% penalty tax, any attempt to make a tax-free transfer or rollover (whether for non-qualified or qualified annuities) prior to the later of (a) age 59 1/2, or (b) five years after income payments commence will generally invalidate the exception and subject you to income tax, additional penalties and interest.

Generally, once the total amount treated as a non-taxable return of your purchase payment equals your purchase payment, then all remaining payments are fully taxable. We will withhold a portion of the taxable amount of your income payment for income taxes, unless you elect otherwise. The amount we withhold is determined by the Code.

Under the Code, withdrawals or income payments from non-qualified annuities need not be made by a particular age. However, it is possible that the IRS may determine that you must take a lump sum withdrawal or elect to receive income payments by a certain age (e.g., 85).

AFTER DEATH & DEATH BENEFITS: NON-QUALIFIED ANNUITIES

TAXATION OF DEATH BENEFIT PROCEEDS

The death benefit under an annuity is generally taxable to the recipient beneficiary or other payee, such as your estate, in the same manner as distributions made to the contract owner (using the rules for withdrawals or income payments, whichever is applicable).

If you die before the annuity starting date, as defined under Treasury Regulations, we must make payment of your entire interest in the Contract within five years of the date of your death or begin payments for a period and in a manner allowed by the Code (and any regulations thereunder) to your beneficiary within one year of the date of your death. If your spouse is your beneficiary, he or she may elect to continue as "contract owner" of the Contract.

If the Contract is issued in your name after your death for the benefit of your designated beneficiary with a purchase payment which is directly transferred to the Contract from another non-qualified account or non-qualified annuity you owned, the entire interest in the Contract including the value of all benefits in addition to the account balance must be distributed to your designated beneficiary under the required minimum distribution rules under the Code that apply after your death. Additionally, the death benefit must continue to be distributed to your beneficiary's beneficiary in a manner at least as rapidly as the method of distribution in effect at the time of your beneficiary's death.

After your death, if your designated beneficiary does not timely elect in accordance with our procedures a method for the payment of the death benefit complying with the Code, the remaining interest in the Contract must be distributed within five years of the date of your death.

Code Section 72(s) requires that non-qualified annuity contracts meet minimum mandatory distribution requirements upon the death of any Contract Owner, including the death of either of the joint owners. If these requirements are not met, the Contract will not be treated as an annuity contract for federal income tax purposes and earnings under the Contract will be taxable currently, not when distributed. The distribution required depends, among other things, upon whether an annuity option is elected or whether the succeeding Contract Owner is the surviving spouse. We will administer contracts in accordance with these rules and we will notify your beneficiary when he or she should begin receiving payments.

If you die on or after the "annuity starting date", as defined under Treasury Regulations, payments must continue to be made at least as rapidly as under the income type being used as of the date of your death.

If you die before all purchase payments are returned, the unreturned amount may be deductible on your final income tax return or deductible by either your beneficiary, if income payments continue after your death, or by your estate or your beneficiary if paid in a lump sum.

In the case of joint owners, the above rules will be applied on the death of any contract owner.

Where the contract owner is not a natural person, these rules will be applied on the death of or change of any annuitant (if changes to the annuitant are permitted under the Contract).

QUALIFIED ANNUITY CONTRACTS

If you purchase your Contract with proceeds of an eligible rollover distribution from any qualified employee pension plan or individual retirement account, or deductible IRA contributions, your Contract is referred to as a Qualified Contract. Some examples of Qualified Contracts are: IRAs, tax-sheltered annuities established by public school systems or certain tax-exempt organizations under Code Section 403(b), corporate sponsored pension and profit-sharing plans (including 401(k) plans), Keogh Plans (for self-employed individuals), and certain other qualified deferred compensation plans. Another type of Qualified Contract is a Roth IRA, under which after-tax contributions accumulate until maturity, when amounts (including earnings) may be withdrawn tax-free. The rights and benefits under a Qualified Contract may be limited by the terms of the retirement plan, regardless of the terms and conditions of the Contract. Plan participants making contributions to Qualified Contracts will be subject to the required minimum distribution rules as provided by the Code and described below.

All IRAs, TSAs (ERISA and non-ERISA) sec.457(b), sec.403(a), SEP and SIMPLE plans and 401(a) and 401(k) plans (hereinafter "Qualified Plans" unless otherwise specified) receive tax deferral under the Code. Although there are no additional tax benefits by funding your Qualified Plan with an annuity, doing so does offer you additional insurance benefits such as the availability of a guaranteed income for life.

TAXATION OF QUALIFIED ANNUITY CONTRACTS

Under a qualified annuity, since amounts paid into the Contract have generally not yet been taxed, the full amount of such distributions, including the amount attributable to Purchase Payments, whether paid in the form of lump-sum withdrawals or Annuity Payments, are generally taxed at the ordinary income tax rate unless the distribution is transferred to an eligible rollover account or contract. The Contract is available as a vehicle for IRA rollovers and for other Qualified Contracts.

There are special rules which govern the taxation of Qualified Contracts, including withdrawal restrictions, requirements for mandatory distributions, and contribution limits. Amounts rolled over to the Contract from other qualified plan funding vehicles are generally not subject to current taxation.

MANDATORY DISTRIBUTIONS FOR QUALIFIED PLANS

Federal tax law requires that minimum annual distributions begin by April 1st of the calendar year following the calendar year in which an IRA owner attains age 70 1/2. Participants in qualified 457(b) plans, and 403(b) annuities may defer minimum distributions until the later of April 1st of the calendar year following the calendar year in which they attain age 70 1/2 or the year of retirement (except for 5% or more owners). If you own more than one individual retirement annuity and/or account, you may satisfy the minimum distribution rules on an aggregate basis (i.e. determine the total amount of required distributions from all IRAs and take the required amount from any one or more
IRAs). A similar aggregate approach is available to meet your 403(b) minimum distribution requirements if you have multiple 403(b) annuities. Recently promulgated Treasury regulations changed the distribution requirements; therefore, it is important that you consult your tax adviser as to the impact of these regulations on your personal situation.

Final income tax regulations regarding minimum distribution requirements were released in June 2004. These regulations affect both deferred and income annuities. Under these new rules, effective with respect to minimum distributions required for the 2006 distribution year, in general, the value of all benefits under a deferred annuity (including death benefits in excess of cash value) must be added to the Contract Value in computing the amount required to be distributed over the applicable period. We will provide You with additional information as to the amount of your interest in the Contract that is subject to required minimum distributions under this new rule and either compute the required amount for you or offer to do so at your request. The new rules are not entirely clear and you should consult your own tax advisors as to how these rules affect your own Contract.

MINIMUM DISTRIBUTIONS FOR BENEFICIARIES UPON THE CONTRACT OWNER'S DEATH:

Upon the death of the Contract Owner and/or Annuitant of a Qualified Contract, the funds remaining in the Contract must be completely withdrawn within 5 years from the date of death (including in a single lump sum) or minimum distributions may be taken over the life expectancy of the individual beneficiaries (and in certain situations, trusts for individuals), provided such distributions are payable at least annually and begin within one year from the date of death. Special rules apply in the case of an IRA where the beneficiary is the surviving spouse, which allow the spouse to assume the Contract as owner. Alternative rules permit a spousal beneficiary under a qualified contract, including an IRA, to defer the minimum distribution requirements until the end of the year in which the deceased owner would have attained age 70 1/2, or to rollover the death proceeds to his or her own IRA or to another eligible retirement plan in which he or she participates.

NOTE TO PARTICIPANTS IN QUALIFIED PLANS INCLUDING 401, 403 (B), 457 AS WELL AS IRA OWNERS: While annual plan contribution limits may be increased from time to time by Congress and the IRS for federal income tax purposes, these limits must be adopted by each state for the higher limits to be effective at a state income tax level. In other words, the permissible contribution limit for income tax purposes may be different at the federal level from your state's income tax laws. Please consult your employer or tax adviser regarding this issue.

INDIVIDUAL RETIREMENT ANNUITIES

To the extent of earned income for the year and not exceeding the applicable limit for the taxable year, an individual may make deductible contributions to an individual retirement annuity. The applicable limit is $5,000 in 2008, and may be indexed for inflation in future years. Additional "catch-up contributions" may be made to an IRA by individuals age 50 or over. There are certain limits on the deductible amount based on the adjusted gross income of the individual and spouse and on their participation in a retirement plan. If an individual is married and the spouse is not employed, the individual may establish IRAs for the individual and spouse. The single purchase payment may include the deductible contribution for the year of purchase. Purchase Payments may then be made annually into

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

IRAs for both spouses in the maximum amount of 100% of earned income up to a combined limit based on the individual limits outlined above.

Deductible contributions to an IRA and Roth IRA must be aggregated for purposes of the individual Code Section 408A limits and the Code Section 219 limits (age 50+catch-up).

Partial or full distributions are treated as ordinary income, except that amounts contributed after 1986 on a non-deductible basis are not includable in income when distributed. An additional tax of 10% will apply to any taxable distribution from the IRA that is received by the participant before the age of 59 1/2 except by reason of death, disability or as part of a series of payments for life or life expectancy. Distributions must commence by April 1st of the calendar year after the close of the calendar year in which the individual attains the age of 70 1/2. Certain other mandatory distribution rules apply on the death of the individual. The individual must maintain personal and tax return records of any non-deductible contributions and distributions.

Section 408 (k) of the Code provides for the purchase of a Simplified Employee Pension (SEP) plan. A SEP is funded through an IRA and can accept an annual employer contribution limited to the lesser of $46,000 or 100% of pay for each participant in 2008.

ROTH IRAS

Section 408A of the Code permits certain individuals to contribute to a Roth IRA. Eligibility to make contributions is based upon income, and the applicable limits vary based on marital status and/or whether the contribution is a rollover contribution from another IRA or an annual contribution. Contributions to a Roth IRA, which are subject to certain limitations, (similar to the annual limits for traditional IRAs), are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A conversion of "traditional" IRA to a Roth IRA may be subject to tax and other special rules apply. You should consult a tax adviser before combining any converted amounts with other Roth IRA contributions, including any other conversion amounts from other tax years.

Qualified distributions from a Roth IRA are tax-free. A qualified distribution requires that the Roth IRA has been held for at least 5 years, and the distribution is made after age 59 1/2, on death or disability of the owner, or for a limited amount ($10,000) for a qualified first time home purchase for the owner or certain relatives. Income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during five taxable years starting with the year in which the first contribution is made to the Roth IRA.

CONVERSION

You may convert/rollover an existing IRA to a Roth IRA if your modified adjusted gross income does not exceed $100,000 in the year you convert. If you are married but file separately, you may not convert a Traditional IRA into a Roth IRA.

Except to the extent you have non-deductible IRA contributions, the amount converted from an existing IRA into a Roth IRA is taxable. Generally, the 10% early withdrawal penalty does not apply to conversions/rollovers. (See discussion below).

Unless you elect otherwise, amounts you convert from a Traditional IRA to a Roth IRA will be subject to income tax withholding. The amount withheld is determined by the Code.

Note: new IRS guidance requires that in the case of a redesignation of a Traditional IRA into a Roth IRA under the same Contract, the amount that is treated as a taxable distribution is the entire value of the contract, in addition to the account balance. The method(s) under which this value must be determined has not been finalized by the IRS. However, interim guidance has been issued which provides the Issuer may use a method similar to that used in determining the required minimum distribution (but without certain exceptions and assumptions being permitted). Additionally, issuers are required to increase the value subject to tax in the year of the redesignation by any front loads or non-recurring charges (this could include contractual withdrawal charges) imposed in the 12 months prior to the conversion. If your Contract permits such redesignation, consult your tax advisor prior to redesignating your Traditional IRA to a Roth.

If you mistakenly convert or otherwise wish to change your Roth IRA contribution to a Traditional IRA contribution, the tax law allows you to reverse your conversion provided you do so before you file your tax return for the year of the contribution and if certain conditions are met.

In general, a taxpayer may be permitted to revoke or recharacterize a previous conversion from a Traditional IRA to a Roth IRA provided that certain conditions are met. Consult your tax advisor and the instructions to IRS Form 8606 which indicates how and when the recharacterization must be made to be valid and how amounts should be reported. The income tax regulations also impose a waiting period to make a reconversion after such a reversal or recharacterization.

KEOGH

A Keogh plan is generally a qualified retirement plan (defined contribution or defined benefit) that covers a self-employed person. Other employees may also be covered. Special rules apply to contribution limits in the case of a self-employed person. The tax rules work similarly to the withdrawal, distribution and eligible distribution rules as under IRAs. However, there may be some differences: consult your tax advisor.

SECTION 403(B) PLANS AND ARRANGEMENTS

GENERAL

TSAs fall under Section 403(b) of the Code, which provides certain tax benefits to eligible employees of public school systems and organizations that are tax exempt under Section 501(c)(3) of the Code.

In general contributions to Section 403(b) arrangements are subject to limitations under Section 415(c) of the Code (the lesser of 100% of includable compensation or the applicable limit for the year).

Note: Income tax regulations issued in July 2007 will require certain fundamental changes to these arrangements including (a) a requirement that there be a written plan document in addition to the annuity contract or Section 403(b)(7) custodial account, (b) significant restrictions on the ability for participants to direct proceeds between 403(b) annuity contracts and (c) additional restrictions on withdrawals of amounts attributable to contributions other than elective deferrals.

The regulations are generally effective for taxable years beginning after December 31, 2008. However, certain aspects including a prohibition on the use of new life insurance contracts under 403(b) arrangements and rules affecting payroll taxes on certain types of contributions are currently effective.

WITHDRAWALS AND INCOME PAYMENTS

If you are under 59 1/2, you cannot withdraw money from your TSA Contract unless the withdrawal:

     - Relates to purchase payments made prior to 1989 (and pre-1989 earnings on those purchase payments).

     -    Is directly transferred to another permissible investment under
          Section 403(b) arrangements;

     -    Relates to amounts that are not salary reduction elective deferrals;

     - Occurs after you die, leave your job or become disabled (as defined by the Code); or

     - Is for financial hardship (but only to the extent of purchase payments) if your plan allows it.

Purchase Payments for a tax-deferred annuity contract (including salary reduction contributions) may be made by an employer for employees under annuity plans adopted by public educational organizations and certain organizations which are tax exempt under Section 501 (c) (3) of the Code. Within statutory limits ($15,500 in 2008), such salary reduction contributions are not currently includable in the gross income of the participants. Additional "catch-up contributions" may be made by individuals age 50 or over. Increases in the value of the Contract attributable to these Purchase Payments are similarly not subject to current taxation. Instead, both the contributions to the tax-sheltered annuity and the income in the Contract are taxable as ordinary income when distributed.

An additional tax of 10% will apply to any taxable distribution received by the participant before the age of 59 1/2, except when due to death, disability, or as part of a series of payments for life or life expectancy, or made after the age of 55 with separation from service. There are other statutory exceptions that may apply in certain situations.

Amounts attributable to salary reductions made to a tax-sheltered annuity and income thereon may not be withdrawn prior to attaining the age of 59 1/2, severance from employment, death, total and permanent disability, or in the case of hardship as defined by federal tax law and regulations. Hardship withdrawals are available only to the extent of the salary reduction contributions and not from the income attributable to such contributions. These restrictions do not apply to assets held generally as of December 31, 1988.

Distributions must begin by April 1st of the calendar year following the later of the calendar year in which the participant attains the age of 70 1/2 or the calendar year in which the Participant retires. Certain other mandatory distribution rules apply at the death of the participant.

Certain distributions, including most partial or full redemptions or "term-for-years" distributions of less than 10 years, are eligible for direct rollover to another 403 (b) contract, certain qualified plans or to an individual retirement account without federal income tax or withholding.

To the extent an eligible rollover distribution is not directly rolled over to another 403 (b) contract, an IRA or eligible qualified contract, 20% of the taxable amount must be withheld. In addition, current tax may be avoided on eligible rollover distributions which were not directly transferred to a qualified retirement program if the participant makes a rollover to a qualified retirement plan or IRA within 60 days of the distribution.

Distributions in the form of annuity payments are taxable to the participant or Beneficiary as ordinary income in the year of receipt, except that any distribution that is considered the participant's "investment in the Contract" is treated as a return of capital and is not taxable.

SECTION 403(B) LOANS

Some 403(b) Contract loans will be made only from a Fixed Account balance up to certain limits. In that case, we credit your Fixed Account If your TSA Contract permits loans, such loans will be made only from any Fixed Interest account balance and only up to certain limits. In that case, we credit the Fixed Interest account balance up to the amount of the outstanding loan balance with a rate of interest that is less than the interest rate we charge for the loan.

The Code and applicable income tax regulations limit the amount that may be borrowed from your 403(b) annuity and all employer plans in the aggregate and also require that loans be repaid, at a minimum, in scheduled level payments over a certain term.

Your Contract will indicate whether contract loans are permitted. The terms of the loan are governed by the Contract and loan agreement. Failure to satisfy loan limits under the Code or to make any scheduled payments according to the terms of your loan agreement and Federal tax law could have adverse tax consequences. Consult a tax advisor and read your loan agreement and Contract prior to taking any loan.

DESIGNATED ROTH ACCOUNTS FOR 403(B) & 401(K) PLANS

Effective January 1, 2006, employers that have established and maintain TSA or 401(k) plans (collectively the "Plan") may also establish a Qualified Roth Contribution Program under Section 402A of the Code ("Designated Roth Accounts") to accept after tax contributions as part of the TSA or 401(k) plan. In accordance with our administrative procedures, we may permit these contributions to be made as purchase payments to a Section 403(b) Contract or to a Contract issued under a 401(k) program under the following conditions:

     1. The employer maintaining the plan has demonstrated to our satisfaction that Designated Roth Accounts are permitted under the Plan.

     2. In accordance with our administrative procedures, the amount of elective deferrals has been irrevocably designated as an after-tax contribution to the Designated Roth Account.

     3. All state regulatory approvals have been obtained to permit the Contract to accept such after-tax elective deferral contributions (and, where permitted under the Qualified Roth Contribution Program and the Contract, rollovers and trustee-to trustee transfers from other Designated Roth Accounts).

     4. In accordance with our procedures and in a form satisfactory to us, we may accept rollovers from other funding vehicles under any Qualified Roth Contribution Program of the same type in which the employee participates as well as trustee-to-trustee transfers from other funding vehicles under the same Qualified Roth Contribution Program for which the participant is making elective deferral contributions to the Contract.

     5. No other contribution types (including employer contributions, matching contributions, etc.) will be allowed as designated Roth contributions, unless they become permitted under the Code.

     6. If permitted under the federal tax law, we may permit both pre-tax contributions under a plan as well as after-tax contributions under that Plan's Qualified Roth Contribution Program to be made under the same Contract as well as rollover contributions and contributions by trustee-to-trustee transfers. In such cases, we will account separately for the designated Roth contributions and the earnings thereon from the contributions and earnings made under the pre-tax TSA plan or pre-tax 401(k) plan (whether made as elective deferrals, rollover contributions or trustee-to-trustee transfers). As between the pre-tax or traditional Plan and the Qualified Roth Contribution Program, we will allocate any living benefits or death benefits provided under the Contract on a reasonable basis, as permitted under the tax law. However, we reserve the right to require a separate TSA Contract to accept designated Roth TSA contributions and a separate
          Section 401(k) Contract to accept designated Roth 401(k) contributions.

     7. We may refuse to accept contributions made as rollovers and trustee-to-trustee transfers, unless we are furnished with a breakdown as between participant contributions and earnings at the time of the contribution.

Many of the federal income tax rules pertaining to Designated Roth Accounts have not yet been finalized. Both you and your employer should consult your own tax and legal advisors prior to making or permitting contributions to be made to a Qualified Roth Contribution Program.

The following general tax rules are based on our understanding of the Code and any regulations issued through December 31, 2005, and are subject to change and to different interpretation as well as additional guidance in respect to areas not previously addressed:

     - The employer must permit contributions under a pre-tax 403(b) or pretax 401(k) plan in order to permit contributions to be irrevocably designated and made part of the Qualified Roth Contribution Program.

     - Elective deferral contributions to the Designated Roth Account must be aggregated with all other elective deferral contributions made by a taxpayer for purposes of the individual Code Section 402(g) limits and the Code Section 414(v) limits (age 50+catch-up) as well as contribution limits that apply under the Plan.

     - In general, the same tax law rules with respect to restricted monies, triggering events and permitted distributions will apply to the Designated Roth Accounts under the Plan, if such amounts have been held under any Designated Roth Account for at least 5 years, as apply to the traditional pre-tax accounts under the Plan ( e.g., death or disability of participant, severance from employment, attainment of age 59 1/2), or hardship (withdrawals only with respect to contributions), if permitted under the Plan).

     - If the amounts have been held under any Designated Roth Account of a participant for at least five years, and are made on account of death, disability, or after attainment of age 59 1/2, then any withdrawal, distribution or payment of these amounts is generally free of Federal income tax ("Qualified Distribution").

     - Unlike Roth IRAs, withdrawal, distributions and payments that do not meet the five year rule will generally be taxed on a pro-rated basis with respect to earnings and after-tax contributions. The 10% penalty tax will generally apply on the same basis as a traditional pre-tax account under the Plan. Additionally, rollover distributions may only be made tax-free into another Designated Roth Account or into a Roth IRA.


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

     - Some states may not permit contributions to be made to a Qualified Roth Contribution Program or may require additional conforming legislation for these rules to become effective.

QUALIFIED PENSION AND PROFIT-SHARING PLANS

Like most other contributions made under a qualified pension or profit-sharing trust described in Section 401 (a) of the Code and exempt from tax under Section 501(a) of the Code, a Purchase Payment made by an employer (including salary reduction contributions under Section 401(k) of the Code) is not currently taxable to the participant and increases in the value of a contract are not subject to taxation until received by a participant or Beneficiary. For 2008, the applicable limits are $46,000 for total contributions and $15,500 salary reduction contributions made pursuant to Code Section 401(k). Additional "catch-up contributions" may be made by individuals age 50 or over ($5,000 for 2008).

Distributions in the form of annuity payments are taxable to the participant or Beneficiary as ordinary income in the year of receipt, except that any distribution that is considered the participant's "investment in the contract" is treated as a return of capital and is not taxable. Certain eligible rollover distributions including most partial and full surrenders or term-for-years distributions of less than 10 years are eligible for direct rollover to an eligible retirement plan or to an IRA without federal income tax withholding.

If a distribution that is eligible for rollover is not directly rolled over to another qualified retirement plan or IRA, 20% of the taxable amount must be withheld. In addition, current tax may be avoided on eligible rollover distributions that were not directly transferred to a qualified retirement program if the participant makes a rollover contribution to a qualified retirement plan or IRA within 60 days of the distribution.

Distributions must begin by April 1st of the calendar year following the later of the calendar year in which you attain age 70 1/2 or the calendar year in which you retire, except that if you are a 5% owner as defined in Code Section 416(i)(1)(B), distributions must begin by April 1st of the calendar year following the calendar year in which you attain age 70 1/2. Certain other mandatory distribution rules apply on the death of the participant.

An additional tax of 10% will apply to any taxable distribution received by the participant before the age of 59 1/2, except by reason of death, disability or as part of a series of payments for life or life expectancy, or at early retirement at or after the age of 55. There are other statutory exceptions which may apply in certain situations. Amounts attributable to salary reduction contributions under Code Section 401(k) and income thereon may not be withdrawn prior to severance from employment, death, total and permanent disability, attainment of age 59 1/2, or in the case of hardship.

SECTION 457 PLANS

Section 457 of the Code allows employees and independent contractors of state and local governments and tax-exempt organizations to defer a portion of their salaries or compensation to retirement years without paying current income tax on either the deferrals or the earnings on the deferrals. Such deferrals are subject to limits similar to those applicable to 403(b) and 401(k) plans.

Such plans are not available for churches and qualified church controlled organizations.

The Owner of contracts issued under Section 457 plans by non-governmental employers is the employer of the participant and amounts may not be made available to participants (or beneficiaries) until separation from service, retirement or death or an unforeseeable emergency as determined by Treasury Regulations. The proceeds of annuity contracts purchased by Section 457 plans are subject to the claims of general creditors of the employer or contractor. A different rule applies with respect to Section 457 plans that are established by governmental employers. The contract must be for the exclusive benefit of the plan participants (and their beneficiaries), and the governmental employer (and their creditors) must have no claim on the contract.

Distributions must begin by April 1st of the calendar year following the later of the calendar year in which the participant attains the age of 70 1/2 or the calendar year in which the participant retires. Certain other mandatory distribution rules apply upon the death of the participant.

All distributions from plans that meet the requirements of Section 457 of the Code are taxable as ordinary income in the year paid or made available to the participant or Beneficiary.


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Generally, monies in your Contract can not be "made available" to you until you, reach age 70 1/2, leave your job or your employer changes or have an unforeseen emergency (as defined by the Code).

The tax rules for taxation of distributions and withdrawals work similarly as to those for IRAs. However the 10% penalty tax only applies to distributions and withdrawals that are attributable to rollovers from IRAs and other eligible retirement plans, and do not apply at all to 457(b) plans of tax exempt employers other than state or local governmental units. Distributions and withdrawals under a 457(b) plan of a tax exempt employer that is not a governmental unit are generally taxed under the rules applicable to wages. Consult your tax advisor.

LOANS: In the case of a 457(b) plan maintained by a state or local government, the plan may permit loans. The Code and applicable income tax regulations limit the amount that may be borrowed from your 457(b) plan and all employer plans in the aggregate and also require that loans be repaid, at a minimum, in scheduled level payments over a certain term.

Your 457(b) plan will indicate whether plan loans are permitted. The terms of the loan are governed by your loan agreement with the plan. Failure to satisfy loan limits under the Code or to make any scheduled payments according to the terms of your loan agreement and Federal tax law could have adverse tax consequences. Consult a tax advisor and read your loan agreement and Contract prior to taking any loan.

403(A)

GENERAL

The employer adopts a 403(a) plan as a qualified retirement plan to provide benefits to participating employees. The plan generally works in a similar manner to a corporate qualified retirement plan except that the 403(a) plan does not have a trust or a trustee.

See the "General" headings under Income Taxes for a brief description of the tax rules that apply to 403(a) annuities.

THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

Under the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, certain special provisions may apply to the Contract if the Owner of a Section 403(b) plan Contract or the owner of a contract issued to certain qualified plans requests that the Contract be issued to conform to ERISA or if the Company has notice that the Contract was issued pursuant to a plan subject to ERISA.

ERISA requires that certain Annuity Options, withdrawals or other payments and any application for a loan secured by the Contract may not be made until the Participant has filed a Qualified Election with the plan administrator. Under certain plans, ERISA also requires that a designation of a Beneficiary other than the participant's spouse be deemed invalid unless the participant has filed a Qualified Election.

A Qualified Election must include either the written consent of the Participant's spouse, notarized or witnessed by an authorized plan representative, or the participant's certification that there is no spouse or that the spouse cannot be located.

The Company intends to administer all contracts to which ERISA applies in a manner consistent with the direction of the plan administrator regarding the provisions of the plan, in accordance with applicable law. Because these requirements differ according to the plan, a person contemplating the purchase of an annuity contract should consider the provisions of the plan.

FEDERAL INCOME TAX WITHHOLDING & ELIGIBLE ROLLOVER DISTRIBUTIONS

The portion of a distribution that is taxable income to the recipient will be subject to federal income tax withholding, generally pursuant to Section 3405 of the Code. The application of this provision is summarized below.

We are required to withhold 20% of the portion of your withdrawal that constitutes an "eligible rollover distribution" for Federal income taxes. We are not required to withhold this money if you direct us or the trustee or the custodian of the plan to directly rollover your eligible rollover distribution to a traditional IRA or another eligible retirement plan.


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Generally, an "eligible rollover distribution" is any taxable amount you (or a spousal designated beneficiary or "alternate payee" under the Code) receives from your Contract. In certain cases, after-tax amounts may also be considered eligible rollover distributions.

However, it does not include taxable distributions that are:

(1) Part of a series of substantially equal payments being made at least annually for:

     -    your life or life expectancy

     -    both you and your beneficiary's lives or life expectancies or

     -    a specified period of 10 years or more

(2) Generally, income payments made under a permissible income annuity on or after the required beginning date are not eligible rollover distributions

(3) Withdrawals to satisfy minimum distribution requirements

(4) Certain withdrawals on account of financial hardship

Other exceptions to the definition of eligible rollover distribution may exist.

Effective March 28, 2005, certain mandatory distributions made to participants in an amount in excess of $1,000 must be automatically rolled over to an IRA designated by the plan administrator, unless the participant elects to receive it in cash or roll it over to a different IRA or eligible retirement plan of his or her own choosing. Generally, transitional rules apply as to when plans have to be amended. Special effective date rules apply for governmental plans and church plans.

A distribution including a rollover that is not a direct rollover will require the 20% withholding, and the 10% additional tax penalty on premature withdrawals may apply to any amount not added back in the rollover. The 20% withholding may be recovered when the participant or Beneficiary files a personal income tax return for the year if a rollover was completed within 60 days of receipt of the funds, except to the extent that the participant or spousal Beneficiary is otherwise underwithheld or short on estimated taxes for that year.

OTHER NON-PERIODIC DISTRIBUTIONS (FULL OR PARTIAL REDEMPTIONS)

To the extent not subject to the mandatory 20% withholding as described in above, the portion of a non-periodic distribution which constitutes taxable income will be subject to federal income tax withholding, to the extent such aggregate distributions exceed $200 for the year, unless the recipient elects not to have taxes withheld. If an election to opt out of withholding is not provided, 10% of the taxable portion of the distribution will be withheld as federal income tax; provided that the recipient may elect any other percentage. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs.

PERIODIC DISTRIBUTIONS (DISTRIBUTIONS PAYABLE OVER A PERIOD GREATER THAN ONE
YEAR)

The portion of a periodic distribution that constitutes taxable income will be subject to federal income tax withholding under the wage withholding tables as if the recipient were married claiming three exemptions. A recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by providing a completed election form. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs.

Recipients who elect not to have withholding made are liable for payment of federal income tax on the taxable portion of the distribution. All recipients may also be subject to penalties under the estimated tax payment rules if withholding and estimated tax payments are not sufficient.

Recipients who do not provide a social security number or other taxpayer identification number will not be permitted to elect out of withholding. Additionally, United States citizens residing outside of the country, or U.S. legal residents temporarily residing outside the country, are subject to different withholding rules and cannot elect out of withholding.


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TAXATION OF DEATH BENEFIT PROCEEDS

Amounts may be distributed from a Contract because of the death of an owner or Annuitant. Generally, such amounts are includable in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a full surrender of the Contract; or (ii) if distributed under a payment option, they are taxed in the same way as Annuity Payments.

Under the Code, withdrawals need not be made by a particular age. However, it is possible that the Internal Revenue Service may determine that the Contract must be surrendered or annuity payments must commence by a certain age (e.g., 85 or older) or your Contract may require that you commence payments by a certain age.

OTHER TAX CONSIDERATIONS

TREATMENT OF CHARGES FOR OPTIONAL BENEFITS

The Contract may provide one or more optional enhanced death benefits or other minimum guaranteed benefit that in some cases may exceed the greater of purchase price or the Contract Value. It is possible that the Internal Revenue Service may take the position that the charges for the optional enhanced benefit(s) are deemed to be taxable distributions to you. Although we do not believe that a charge under such optional enhanced benefit should be treated as a taxable withdrawal, you should consult with your tax adviser before selecting any rider or endorsement to the Contract.

Certain living benefits may not be made available under contracts issued to a designated beneficiary after the Owner's death (e.g. a "Stretch IRA" or a Stretch NQ contract) or, where otherwise made available, may have limited value due to minimum distributions required to be made under the tax law after the owner's death. Consult your tax advisor.

Where made available under the Contract, certain optional benefits may be inappropriate under IRA and other tax-qualified contracts due to required minimum distribution requirements. Consult your tax advisor.

Final income tax regulations regarding minimum distribution requirements were released in June 2004. These regulations affect both deferred and income annuities. Under these new rules, effective with respect to minimum distributions required for the 2006 distribution year, in general, the value of all benefits under a deferred annuity (including death benefits in excess of cash value, as well as all living benefits) must be added to the account value in computing the amount required to be distributed over the applicable period. We will provide you with additional information as to the amount of your interest in the Contract that is subject to required minimum distributions under this new rule and either compute the required amount for you or offer to do so at your request. The new rules are not entirely clear and you should consult your own tax advisors as to how these rules affect your own Contract.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT (IF AVAILABLE UNDER YOUR
CONTRACT/CERTIFICATE)

If you have purchased a GMWB, where otherwise made available, note the following:

The tax treatment of withdrawals under such a benefit is uncertain. It is conceivable that the amount of potential gain could be determined based on the remaining amounts guaranteed to be available for withdrawal at the time of the withdrawal if greater than the Contract Value (prior to surrender charges). This could result in a greater amount of taxable income in certain cases. In general, at the present time, we intend to tax report such withdrawals using the Contract Value rather than the remaining benefit to determine gain. However, in cases where the maximum permitted withdrawal in any year under any version of the GMWB exceeds the Contract Value, the portion of the withdrawal treated as taxable gain (not to exceed the amount of the withdrawal) should be measured as the difference between the maximum permitted withdrawal amount under the benefit and the remaining after-tax basis immediately preceding the withdrawal.

We reserve the right to change our tax reporting practices where we determine they are not in accordance with IRS guidance (whether formal or informal).


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

HURRICANE RELIEF

DISTRIBUTIONS: Your plan may provide for "qualified hurricane distributions" pursuant to the Katrina Emergency Tax Relief Act of 2005 and the Gulf Opportunity Zone Act of 2005. Subject to an aggregate limit of $100,000 among all eligible retirement plans, a participant's qualified hurricane distributions are not subject to the 10% early withdrawal penalty that might otherwise apply to a qualified annuity under Section 72(t).

To the extent a participant "repays" a qualified hurricane distribution by contributing within three years of the distribution date to an eligible retirement plan that accepts rollover contributions, it will generally be treated as a timely direct trustee-to-trustee transfer and will not be subject to income tax. To the extent a participant does not repay a qualified hurricane distribution within three years, he or she will include the distribution in gross income ratably over the three-tax year period, beginning with the tax year in which the distribution is received, unless the participant elects to opt out of three-year averaging by including the qualified hurricane distribution in gross income for the year it is received. Consult your independent tax advisor to determine if hurricane relief is available to Your particular situation.

LOANS: Your plan may provide for increased limits and delayed repayment of participant loans, where otherwise permitted by your plan, pursuant to the Katrina Emergency Tax Relief Act of 2005 and the Gulf Opportunity Zone Act of 2005. An eligible retirement plan other than an IRA may allow a plan loan to delay loan repayment by certain individuals impacted by Hurricanes Katrina, Rita and Wilma, whose principal places of abode on certain dates were located in statutorily defined disaster areas and who sustained an economic loss due to the hurricane. Generally, if the due date for any repayment with respect to such loan occurs during a period beginning on September 23, 2005 (for purposes of Hurricane Katrina) or October 23, 2005 (for purposes of Hurricanes Rita and Wilma) and ending on December 31, 2006, then such due date may be delayed for one year. Note: For purposes of these loan rules, an individual cannot be a qualified individual with respect to more than one hurricane. Consult your independent tax advisor to determine if hurricane relief is available to Your particular situation.

PUERTO RICO TAX CONSIDERATION

The Puerto Rico Internal Revenue Code of 1994 (the "1994 Code") taxes distributions from non-qualified annuity contracts differently than in the United States. Distributions that are not in the form of an annuity (including partial surrenders and period certain payments) are treated under the 1994 Code first as a return of investment. Therefore, a substantial portion of the amounts distributed will generally be excluded from gross income for Puerto Rico tax purposes until the cumulative amount paid exceeds your tax basis. The amount of income on annuity distributions (payable over your lifetime) is also calculated differently under the 1994 Code. Since Puerto Rico residents are also subject to U.S. income tax on all income other than income sourced to Puerto Rico, and the Internal Revenue Service issued guidance in 2004 which indicated that the income from an annuity contract issued by a U.S. life insurer would be considered U.S. source income, the timing of recognition of income from an annuity contract could vary between the two jurisdictions. Although the 1994 Code provides a credit against the Puerto Rico income tax for U.S. income taxes paid, an individual may not get full credit because of the timing differences. You should consult with a personal tax adviser regarding the tax consequences of purchasing an annuity contract and/or any proposed distribution, particularly a partial distribution or election to annuitize.

NON-RESIDENT ALIENS

Distributions to non-resident aliens ("NRAs") are subject to special and complex tax and withholding rules under the Code with respect to U.S. source income, some of which are based upon the particular facts and circumstances of the Contract Owner, the beneficiary and the transaction itself. As stated above, the IRS has taken the position that income from the Contract received by NRAs is considered U.S. source income. In addition, Annuity Payments to NRAs in many countries are exempt from U.S. tax (or subject to lower rates) based upon a tax treaty, provided that the Contract Owner complies with the applicable requirements. NRAs should seek guidance from a tax adviser regarding their personal situation.


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

                      INFORMATION INCORPORATED BY REFERENCE

--------------------------------------------------------------------------------

Under the Securities Act of 1933, the Company has filed with the SEC a registration statement (the "Registration Statement") relating to the Contracts offered by this prospectus. This prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits, and reference is hereby made to such Registration Statement and exhibits for further information relating to the Company and the Contracts.

The Company's latest annual report on Form 10-K was filed with the SEC on March 27, 2008 via EDGAR File No. 033-0394. The Form 10-K for the period ended December 31, 2007 contains additional information about the Company, including consolidated audited financial statements for the Company's latest fiscal year. The Company also filed its Form 8-K on April 3, 2008 via EDGAR File No. 033-0394. The Form 10-K, as updated by the Form 8-K, is incorporated by reference into this prospectus. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act (such as quarterly and periodic reports) or proxy or information statements filed pursuant to Section 14 of the Exchange Act since the end of the fiscal year ending December 31, 2007 are also incorporated by reference into this prospectus. We are not incorporating by reference, in any case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

There have been no material changes in the Company's affairs which have occurred since the end of the latest fiscal year for which audited consolidated financial statements were included in the latest Form 10-K or which have not been described in a Form 10-Q or Form 8-K filed by the Company under the Exchange Act.

If requested, the Company will furnish, without charge, a copy of any and all of the reports or documents that have been incorporated by reference into this prospectus. You may direct your requests to the Company at, One Cityplace, Hartford, CT 06103-3415. The telephone number is 1-800-874-1225. You may also access the incorporated reports and other documents at www.metlife.com

You may also read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-202-551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at (http://www.sec.gov).

                                     EXPERTS

--------------------------------------------------------------------------------

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this prospectus and the organization of the Company, its authority to issue such Contracts under Connecticut law and the validity of the forms of the Contracts under Connecticut law have been passed on by legal counsel for the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and the related financial statement schedules, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph regarding changes in MetLife Insurance Company of Connecticut and subsidiaries' method of accounting for deferred acquisition costs as required by accounting guidance adopted on January 1, 2007). Such financial statements are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                   APPENDIX A

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                     INFORMATION CONCERNING QUALIFIED PLANS

Plans eligible to purchase the Contract are pension and profit sharing plans qualified under Section 401(a) of the Internal Revenue Code, Section 403(b) plans, and eligible state deferred compensation plans under Section 457 of the Code ("Qualified Plans"). Trustees should consider whether the Plan permits the investment of Plan assets in the Contract, the distribution of such an annuity and payment of death benefits in accordance with the requirements of the federal income tax rules. Assuming continued Plan qualification and operation, earnings on Plan assets will accumulate value on a tax-deferred basis even if the Plan is not funded by this Contract. Trustees therefore should consider features of the Contract other than tax-deferral before investing in the Contract. In addition, because required minimum distributions must generally begin for annuitants after age 70 1/2, trustees should consider whether that the Contract may not be an appropriate purchase for annuitants approaching or over age 70 1/2.

To apply for this Contract, the trustee or other applicant must complete an application or purchase order for the Group Annuity Contract and make a Purchase Payment. A Group Annuity Contract will then be issued to the applicant. While certificates may or may not be issued, each Purchase Payment is confirmed to the Contract Owner. Surrenders under the Group Annuity Contract may be made at the election of the Contract Owner, from the Account established under the Contract. Account surrenders are subject to the same limitations, adjustments and charges as surrenders made under a certificate (see "Surrenders"). Cash Surrender Values may be taken in cash or applied to purchase annuities for the Contract Owners' Qualified Plan participants.

Because there might not be individual participant accounts, the qualified Group Annuity Contract issued in connection with a Qualified Plan may not provide for death benefits. Annuities purchased for Qualified Plan participants may provide for a payment upon the death of the Annuitant depending on the option chosen (see "Annuity Options"). Additionally, since there might not be Annuitants prior to the actual purchase of an Annuity by the Contract Owner, the provisions regarding the Maturity Date may not be applicable.


                                       A-1

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nk_ref'[QC]>APPENDIX B

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WHAT YOU NEED TO KNOW IF YOU ARE A TEXAS OPTIONAL RETIREMENT PROGRAM PARTICIPANT

If you are a participant in the Texas Optional Retirement Program, Texas law permits us to make withdrawals on your behalf only if you die, retire or terminate employment in all Texas institutions of higher education, as defined under Texas law. Any withdrawal you ask for requires a written statement from the appropriate Texas institution of higher education verifying your vesting status and (if applicable) termination of employment. Also, we require a written statement from you that you are not transferring employment to another Texas institution of higher education. If you retire or terminate employment in all Texas institutions of higher education or die before being vested, amounts provided by the state's matching contribution will be refunded to the appropriate Texas institution. We may change these restrictions or add others without your consent to the extent necessary to maintain compliance with the law.

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                                  FIXED ANNUITY

Book 74                                                           April 28, 2008